EXHIBIT 21




                         SUBSIDIARIES OF THE REGISTRANT



1.       Starcraft Automotive Group, Inc.

         State of Incorporation:    Indiana


               A.   Starcraft FSC, Inc.

                    Jurisdiction of Incorporation:    Barbados



2.       Imperial Automotive Group, Inc.

         State of Incorporation:    Indiana



3.       Starcraft Southwest, Inc.

         State of Incorporation:  Indiana